Exhibit 10.3

COMMON STOCK OPTION AGREEMENT

This COMMON STOCK OPTION AGREEMENT (the “Agreement”), dated March 30, 2012 (the “Effective Date”), is by and between VICIS CAPITAL MASTER FUND, a sub-trust of Vicis Capital Series Master Trust, a unit trust organized and existing under the laws of the Cayman Islands (“Vicis”), with a mailing address care of Vicis Capital, LLC, 445 Park Avenue, Suite 1901, New York, New York 10022, and DEER VALLEY CORPORATION, a Florida corporation maintaining a mailing address at 3111 West Dr. MLK Blvd, Suite 100, Tampa, Florida 33607 (the “Optionee”).

BACKGROUND INFORMATION

On even date herewith, Vicis and the Optionee have entered into that certain Securities Redemption and Purchase Agreement (the “Redemption Agreement”). This Common Stock Option Agreement is being issued pursuant to the Redemption Agreement. Accordingly, the parties, in consideration of the covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

OPERATIVE PROVISIONS

1. Definition of Securities. The term “Option Shares” as used in this Agreement shall mean 12,310,359 shares of Deer Valley Corporation’s common stock owned by Vicis, together with, in each case, all securities issued in substitution of or exchange for, or on account of, any such common stock, including, but not limited to, securities issued upon a conversion, stock dividend, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, combination of shares, spinoff or otherwise.

2. Grant and Vesting of Option. Vicis hereby grants to the Optionee an option (the “Option”) to purchase the Option Shares from Vicis. The Option to acquire the Option Shares shall become immediately exercisable upon the execution of this Agreement. The Option may be exercised in whole, but not in part.

3. Option Purchase Price. The purchase price for this Option is one hundred dollars ($100), and other good and valuable consideration, including consideration paid pursuant to the Redemption Agreement, the receipt and sufficiency of which are hereby acknowledged.

4. Purchase Price Upon Exercise of Option. Upon exercise of the Option, the purchase price payable for the Option Shares (the “Purchase Price”) shall be as follows:

[a] If the Option is exercised on or before June 1, 2012, the aggregate exercise price for all the Option Shares will be $5,300,000;

[b] If the Option is exercised after June 1, 2012, but on or before August 1, 2012, the aggregate exercise price for all the Option Shares will be $6,300,000;

[c] If the Option is exercised after August 1, 2012, but on or before December 1, 2012, the aggregate exercise price for all the Option Shares will be $6,800,000; or

[d] If the Option is exercised after December 1, 2012, but on or before June 1, 2013, the aggregate exercise price for all the Option Shares will be $7,300,000.

5. Exercise Procedure; Closing; Payment of Purchase Price. The Optionee may exercise the Option by delivering written notice to Vicis, at any time prior to the Termination Date (as defined below), of the Optionee’s intent to exercise the Option (the “Exercise Notice”). The closing of the sale and purchase of the Securities shall take place at a time and date mutually agreeable to Vicis and the Optionee, which shall be no later than twenty (20) days after the date that the Exercise Notice is given to Vicis (the “Closing”), which, it being understood that there shall be no price adjustment or Termination Date (as defined below) during such twenty (20) day period. The Exercise Price is payable, in cash, in full, at the Closing. The Closing shall occur at the offices of legal counsel for Vicis, or at such other location (which may include the waiver of any physical closing and the exchange of executed documentation by facsimile or electronic transmission or otherwise), as may be agreed to by Vicis and the Optionee. If the parties do not mutually agree to a time and date for the Closing, the Closing shall occur at 10:00 a.m., Eastern Prevailing Time, on the twentieth (20th) day after the date that the Exercise Notice is given to Vicis. At the Closing, (a) Vicis and the Optionee shall execute a redemption or purchase agreement in substantially similar form to the Redemption Agreement, provided, however, such redemption or purchase agreement shall provide for the purchase of the Option Shares at the Purchase Price under the terms of this Option, (b) Vicis shall deliver to Optionee the certificates or instruments evidencing the Option Shares in negotiable form or accompanied by an executed stock power or instrument of transfer in a form acceptable to Optionee, and (c) Optionee shall deliver to Vicis payment of the Purchase Price.

6. Term; Termination. The term of the Option shall be for a period that commences on the Effective Date and expires at 11:59 p.m., Eastern Prevailing Time, on June 1, 2013, unless sooner terminated by mutual written agreement of Vicis and the Optionee (the “Termination Date”). The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

7. Representations and Warranties of Vicis. In order to induce the Optionee to enter into this Agreement and to consummate the transactions contemplated hereby, Vicis represents and warrants to Optionee that:

(a) Authorization. Seller has duly executed and delivered this Agreement. When executed and delivered by Vicis, this Agreement will constitute the valid and binding obligation of Vicis, enforceable in accordance with its terms except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

(b) Consent. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority or private person or entity on the part of Vicis is required in connection with the execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby.

(c) No Contractual Violation. Neither the execution, delivery nor performance of this Agreement by Vicis, including the consummation by Vicis of the transactions contemplated hereby, will constitute a violation of or a default under, or conflict with, any term or provision of any contract, commitment, indenture or other agreement, or of any other private restriction of any kind, to which Vicis is a party or by which it is otherwise bound.

(d) Title to Option Shares. Vicis has good and marketable title to the Option Shares free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind, except for certain restrictions on transfer imposed by federal and state securities laws. Vicis has full and unrestricted legal right, power and authority to sell, assign and transfer such Option Shares to the Optionee without obtaining the consent or approval of any other person or governmental authority.

8. Representations and Warranties of the Optionee. The Optionee represents and warrants to Vicis that:

(a) Authorization. Seller has duly executed and delivered this Agreement. When executed and delivered by the Optionee, this Agreement will constitute the valid and binding obligation of the Optionee, enforceable in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

(b) Consent. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority or private person or entity on the part of the Optionee is required in connection with the execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby, except as shall have been duly taken or effected prior to the Closing.

(c) No Contractual Violation. Neither the execution, delivery nor performance of this Agreement by the Optionee, including the consummation by the Optionee of the transactions contemplated hereby, will constitute a violation of or a default under, or conflict with, any term or provision of any contract, commitment, indenture or other agreement, or of any other private restriction of any kind, to which the Optionee is a party or by which it is otherwise bound.

9. Covenants of Vicis. Vicis covenants that, as long as this Option remains outstanding, Vicis shall not sell, convey, transfer, exchange or otherwise dispose of any of the Option Shares or any interest therein, or create, incur, or permit to exist any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever with respect to any of the Option Shares or the products and proceeds thereof, unless all of the Option Shares are sold, conveyed, transferred, exchanged or otherwised disposed of in a single transaction, and such transferee or pledgee has agreed in writing to be bound by this Option. Upon request of Optionee and subject to this Agreement, place a legend on the back of the certificates for the Securities referencing this Option, such legend being in form and substance reasonably acceptable to Optionee.

10. No Rights as a Shareholder. Nothing in this Agreement shall convey upon the Optionee any rights of a shareholder of the Company prior to the exercise of the Option and the transfer of the Option Shares pursuant to the terms and conditions set forth herein.

11. Investment Purpose. This Agreement is executed on the express condition that the purchase of the Option Shares shall be made for investment purposes only and not with a view to their resale or further distribution unless (a) such Option Shares, at the time of their issuance and delivery, are registered under the Securities Act of 1933, as amended (the “Act”), or (b) after the date of such issuance the resale of such Option Shares is determined by counsel for the Company to be exempt from the registration requirements of the Act and of any other applicable law, regulation or ruling.

12. Assignability. Each of the provisions and agreements herein contained shall be binding upon and enure to the benefit of the respective parties hereto, as well as their successors and transferees, as applicable, but no statement contained herein is intended to confer upon any person or entity, other than the parties hereto and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement. The Optionee may assign this Agreement at any time prior to the Termination Date upon prior written notice to Vicis

13. Miscellaneous Provisions. All notices required to be given pursuant to this Agreement shall be in writing and shall be hand delivered or sent via overnight delivery services to the applicable address set forth in the preamble of this Agreement, or to such other address as any such party may have designated by like notice forwarded to the other party hereto. This Agreement, and any other document referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto. Vicis hereby covenants and agrees with Optionee that at any time and from time to time it will promptly execute and deliver to Optionee such further assurances, instruments and documents and take such further action as Optionee may reasonably request in order to carry out the full intent and purpose of this Agreement. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of New York. Venue for all purposes shall be deemed to lie within New York, New York. The parties agree that, irrespective of any wording that might be construed to be in conflict with this paragraph, this Agreement is one for performance in New York. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a New York court’s taking jurisdiction of any dispute between them. By entering into this Agreement, the parties, and each of them understand that they might be called upon to answer a claim asserted in a New York court. If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party or parties. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY SUCH LEGAL PROCEEDING. All representations and warranties contained in this Agreement shall survive the closing and the consummation of the transactions contemplated hereby. This Agreement may be executed in any one or more counterparts, all of which shall be considered one and the same agreement. The headings in this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

VICIS:

VICIS CAPITAL MASTER FUND

By:	Vicis Capital, LLC

By:	s/ Shad Stastney
Shadron L. Stastney, Manager

OPTIONEE:

DEER VALLEY CORPORATION

By:	s/ Charlie Masters
Charles G. Masters, President & Chief Executive Officer